UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 13, 2006
THORATEC CORPORATION
(Exact name of registrant as specified in its charter)

California	1-8145	94-2340464

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

6035 Stoneridge Drive
Pleasanton, California 94588
(Address of principal executive offices including zip code)

(925) 847-8600
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On January 17, 2006, Thoratec Corporation (the “Company”) issued a press release, which is furnished hereto as Exhibit 99.1 and incorporated by reference as if fully set forth herein, announcing that it has hired Gerhard F. Burbach as President and Chief Executive Officer of the Company. Mr. Burbach and the Company entered into an Employment Agreement dated January 13, 2006, pursuant to which Mr. Burbach joins the Company effective January 17, 2006. In accordance with the terms of the Employment Agreement, Mr. Burbach has entered into an at-will employment relationship with the Company providing for annual base salary of $375,000. Mr. Burbach will be eligible for an annual bonus equal to a target amount of seventy-five percent of his base salary, subject to the achievement of certain individual and corporate objectives. Mr. Burbach will also be granted a stock option to purchase 375,000 shares of the Company’s Common Stock, vesting annually over a four year period. Mr. Burbach will also be granted 50,000 shares of restricted stock in which the restrictions will lapse on the fifth anniversary of Mr. Burbach’s hire date, with one-third of the shares eligible for early lapsing at each of the third and fourth anniversaries of Mr. Burbach’s hire date upon the achievement of certain individual and corporate objectives. The Employment Agreement also provides that Mr. Burbach will be entitled to severance in the amount of two and one-half times his annual salary and two and one-half times his bonus if he is terminated within eighteen months of a change of control of the Company, or two times his base salary if terminated without cause and not in connection with a change of control. Mr. Burbach is also entitled to all other benefits provided to Company executives.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
(b) D. Keith Grossman has resigned as the Company’s President and Chief Executive Officer effective as of Mr. Burbach’s start date. Pursuant to the terms of the Amended Employment Agreement between the Company and Mr. Grossman (the “Amended Employment Agreement”), as described in and filed with the Current Report on Form 8-K filed with the Securities and Exchange Commission on August 19, 2005 (the “August 8-K”), Mr. Grossman will remain employed by the Company for up to three months following Mr. Burbach’s start date in order to provide transition help and support to Mr. Burbach (the “Transition Period”). Mr. Grossman will remain a member of the Company’s Board of Directors. For nine months following the end of the Transition Period, Mr. Grossman will provide consulting services to the Company pursuant to the Consulting Agreement between the Company and Mr. Grossman, as more fully described in the August 8-K.
(c) Mr. Burbach, 43, has been appointed President and Chief Executive Officer effective as of January 17, 2006. Mr. Burbach has also been appointed to the Company’s Board of Directors effective as of January 17, 2006. Mr. Burbach previously served as president and chief executive officer of Digirad Corporation, a leader in providing solid-state imaging products and services to cardiologist offices, hospitals and imaging centers. Prior to joining Digirad in April 2005, Mr. Burbach served as president and chief executive officer of Bacchus Vascular, Inc., a private interventional device company, for two years. Before that, he spent seven years with Philips Nuclear Medicine, starting at ADAC Laboratories, where he spent four years and became president and general manager of the nuclear medicine division. After Philips Electronics acquired ADAC, Burbach spent three years as chief executive officer of Philips Nuclear Medicine. Mr. Burbach also spent six years with the consulting firm of McKinsey & Company, Inc., where he was most recently a senior engagement manager in the firm’s healthcare practice. Mr. Burbach holds a B.S. in Industrial Engineering from Stanford University and an M.B.A. from Harvard Business School.
Item 9.01 Financial Statements and Exhibits.
     (c) Exhibits

Exhibit No.	Description

10.1	Employment Agreement by and between the Company and Gerhard F. Burbach, dated January 13, 2006.

99.1	Press release dated January 17, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated as of January 17, 2006

THORATEC CORPORATION
By:	/s/ Cynthia Lucchese

Cynthia Lucchese Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement by and between the Company and Gerhard F. Burbach, dated January 13, 2006.

99.1	Press release dated January 17, 2006.

4